UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-402-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On September 30, 2008, athenahealth, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender and L/C Issuer.  The Credit Agreement consists of a revolving credit facility in the amount of $15 million and a term loan facility in the amount of $6 million (collectively, the “Facility”).  The revolving credit facility may be extended by up to an additional $15 million on the satisfaction of certain conditions and includes a $10 million sublimit for the issuance of standby letters of credit.  On September 30, 2008, the Company borrowed a total of $6 million under the term loan facility for general working capital purposes.

The revolving credit loans and term loans bear interest, at the Company’s option, at either (i) the British Bankers Association London Interbank Offered Rate ("LIBOR"), or (ii) the higher of (a) the Federal Funds Rate plus 0.50% or (b) Bank of America’s prime rate (the higher of the two being the "Base Rate"). For term loans, these rates are adjusted down 100 basis points for Base Rate loans and up 100 basis points for LIBOR loans.  For revolving credit loans, a margin is added to the chosen interest rate that is based on the Company’s consolidated leverage ratio, as defined in the Credit Agreement, which margin can range from 100 to 275 basis points for LIBOR loans and from 0 to 50 basis points for Base Rate loans.  A default rate shall apply on all obligations in the event of a default under the Credit Agreement at a rate per annum equal to 2% above the applicable interest rate.  The Company is also required to pay other customary commitment fees and upfront fees for a facility of this size and type.

 The revolving credit facility matures on September 30, 2011, and the term facility matures on September 30, 2013, although either facility may be voluntarily prepaid in whole or in part at any time without premium or penalty.  Mandatory prepayment of the Facility is required from net proceeds from the disposition of property, or extraordinary cash receipts, other than in the ordinary course of business.

The obligations of the Company and its subsidiaries under the Credit Agreement and all related documents are secured by a perfected security interest in the Company’s personal and fixture property, instruments, documents, chattel paper, deposit accounts, claims, investment property, contract rights, general intangibles, and certain intellectual property rights.  As additional security, the Company has granted to Bank of America a mortgage, assignment of rents, and security interest in fixtures relating to the Company’s property in Belfast, Maine, and pledged all stock of any domestic subsidiary that may be formed or acquired and 65% of its foreign subsidiaries’ stock.  If the Company acquires or forms any United States subsidiary, that subsidiary shall be required to provide a joint and several guaranty of all obligations of the Company and the Company’s subsidiaries under the Credit Agreement as primary obligor.

The Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including, without limitation, certain financial covenants and limitations regarding liens, indebtedness, mergers and acquisitions, asset divestitures, the payment of dividends and distributions, the sale of stock, transactions with affiliates, and capital expenditures.

The Credit Agreement contains customary events of default, including, without limitation, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and insolvency defaults, inability to pay debt or attachment defaults, judgment defaults, ERISA defaults, invalidity of loan and collateral documents defaults, and change of control defaults.  If an event of default occurs and is continuing, the lenders may declare the commitment of each lender to make loans and any obligations to extend letters of credit to be terminated, declare the unpaid principal amount of all outstanding loans and interests accrued under the Credit Agreement immediately due and payable, require that the Company provide cash and deposit account collateral for its letter of credit obligations, and exercise their security interests and other rights under the Credit Agreement.

The foregoing is a summary description of certain terms of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarter ending September 30, 2008.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information set forth under Item 1.01 of this Report of Form 8-K is hereby incorporated in this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

October 3, 2008	/s/ CARL B. BYERS
(Date)	Carl B. Byers
CFO